BRIAN L. DAVIDOFF (SBN 102654)
BDavidoff@GreenbergGlusker.com
JEFFREY A. KRIEGER (SBN 156535)
JKrieger@GreenbergGlusker.com
CLAIRE E. SHIN (SBN 249492)
CShin@GreenbergGlusker.com
GREENBERG GLUSKER FIELDS CLAMAN
& MACHTINGER LLP
1900 Avenue of the Stars, 21st Floor
Los Angeles, California 90067-4590
Telephone: 310.553.3610
Fax: 310.553.0687

General Bankruptcy Attorneys for
Debtor and Debtor in Possession

FILED & ENTERED

JUL 09 2013

CLERK U.S. BANKRUPTCY COURT
Central District of California
BY francis DEPUTY CLERK

CHANGES MADE BY COURT

UNITED STATES BANKRUPTCY COURT

CENTRAL DISTRICT OF CALIFORNIA

LOS ANGELES DIVISION

In re: IMAGING3, INC., Debtor.	Case No. 2:12-bk-41206-NB Chapter 11 **ORDER CONFIRMING DEBTOR'S FIRST AMENDED CHAPTER 11 PLAN OF REORGANIZATION DATED MARCH 5, 2013, AS MODIFIED** <u>Confirmation Hearing</u> Date: May 21-22, 2013 Time: 2:00 p.m., 9:30 a.m. Crtrm: 1545 255 E. Temple Street Los Angeles, CA 90012

The *Debtor's First Amended Chapter 11 Plan of Reorganization Dated March 5, 2013* [Docket No. 222] (as modified, and as may be further modified, the "Plan"), having been filed with this Court by Imaging3, Inc., the debtor and debtor in possession (the "Debtor") in the above-referenced Chapter 11 case (the "Case") (modified Plan filed with a redline on April 30, 2013 as <u>Exhibit "1"</u> to the *Debtor's Motion for Order Confirming Debtor's First Amended Chapter 11 Plan Dated March 5, 2013 as Modified* [Docket No. 313] ("Motion" or "Confirmation Brief")); and the Court having entered, pursuant to Sections 105(a), 1123(a), 1124,

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1125, 1126 and 1128 of title 11 of the United States Code, §§ 101-1532 (the "Bankruptcy Code") and Rules 2002, 3016, 3017, 3018, 3020 and 9006(c) of the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules"), and Rules 3017-1, 3018-1 and 3020-1 of the Local Bankruptcy Rules of the United States Bankruptcy Court for the Central District of California (the "Local Rules"), an *Order Approving and Authorizing Debtor's First Amended Disclosure Statement* Dated March 5, 2013 *And Setting Confirmation Hearing and Related Procedures and Deadlines* [Docket No. 260] (the "Disclosure Statement Order" or "Confirmation Procedure Order"), dated March 22, 2013; and upon the (i) Debtor's Confirmation Brief; (ii) Declarations of Brad M. Cashion, Lee Petillon and Dean Janes and exhibits thereto submitted in support of the Confirmation Brief and in connection with the hearing held on May 21, 2013 and May 22, 2013 to consider confirmation of the Plan (the "Confirmation Hearing"); (iii) additional pleadings filed in support of the confirmation of the Plan, including the *Statement of Position of Gemini Lenders on Confirmation of Chapter 11 Plan in Lieu of Appearance* [Docket No. 342], *Debtor's Omnibus Reply to John M. Vuksich, Jules S. Zeman and Kevin Osterberg's Oppositions to Debtor's Motion for Order Confirming Debtor's First Amended Chapter 11 Plan Dated March 5, 2013 as Modified* [Docket No. 336](the "Reply"), *Omnibus Declaration of Dean Janes* [Docket No. 337], and *Declaration of Brad M. Cashion* [Docket 338]; (iv) the presentations of counsel and witness testimonies made at the Confirmation Hearing; and (v) the *Analysis of Ballots for Accepting or Rejecting Debtor's Chapter 11 Plan Dated March 5, 2013 (as Modified) and Declaration of Kaitlin Woodson in Support Thereof* [Docket No. 349] (the "Ballot Summary") regarding the tabulation of the Ballots,[1] and voting results with respect to the Plan, having considered the oppositions filed by John M. Vuksich ("Vuksich")[Docket Nos. 323, 348], Jules S. Zeman ("Zeman") and Kevin Osterberg ("Osterberg") [Docket No. 324] and Declarations of Tom Fishler together with exhibits [Docket Nos. 323-1, 348-1], and upon all of the proceedings had before the Court, and the Court having determined based upon all of the foregoing that the Plan should be confirmed, as reflected by the Court's rulings made herein and on the record at the Confirmation

[1] Any capitalized terms not otherwise defined herein shall have the same meaning ascribed to them in the Plan and the Confirmation Brief.

Hearing, and upon the Court having found that due and proper notice has been given with respect to the Confirmation Hearing and the deadlines and procedures for filing objections to the Plan and votes to accept or reject the Plan, and such notice being sufficient under the circumstances and no further or other notice being required, and for the reasons stated in the tentative ruling for May 21, 2013, a true and correct copy of which is attached as Exhibit "A" to the separately filed *Findings of Fact and Conclusions of Law Re Order Confirming Debtor's First Amended Chapter 11 Plan of Reorganization Dated March 5, 2013, As Modified*, as amended and augmented by the oral findings of fact and conclusions of law stated on the record, which is fully incorporated herein by reference, and after due deliberation and sufficient cause appearing therefor:

IT IS HEREBY ORDERED THAT:

1. Confirmation. The Plan and each of its provisions (as modified and further amended on the record as to the equity incentive plan, and as may be further modified, in accordance with Section 1127(a) of the Bankruptcy Code) shall be, and hereby are, confirmed under Section 1129 of the Bankruptcy Code. The terms of the Plan, and all of the exhibits and schedules attached to the Disclosure Statement, are incorporated by reference into, and are an integral part of, the Plan and this Order and are hereby confirmed, authorized and approved.

2. Authorization of Reorganized Debtor. The Debtor and the Reorganized Debtor are authorized to take all actions necessary or appropriate to implement the Plan in accordance with the terms thereof. On and after the Effective Date, the Reorganized Debtor and the officers and members of the boards of directors thereof, are authorized to and may issue, execute, deliver, file, or record such contracts, securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan and the securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtor, without the need for any approvals, authorization, or consents except for those expressly required pursuant to the Plan. As of the Effective Date, the Reorganized Debtor may manage and administer the estate assets without any further order of this Court, or notice to any person, unless expressly provided for in the Plan or this Order. Nothing herein shall preclude the Reorganized Debtor from requesting an order of

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this Court with respect to any manner regarding the implementation of the Plan, and this Court shall retain jurisdiction to consider any such request(s).

3. Authorization of Acts Contemplated by the Plan.

a. General Authority. On the Effective Date, the matters under the Plan involving or requiring corporate action of the Debtor, including, but not limited to, actions requiring a vote or other approval of the board of directors or shareholders, as applicable, pursuant to the General Corporation Law of the State of California, and execution of all documentation incident to the Plan, notwithstanding any otherwise applicable non-bankruptcy law or the organization documents of the Debtor, shall be deemed to have been authorized by the Confirmation Order and to have occurred and be in effect from and after the Effective Date without any further action by the Bankruptcy Court or the officers, directors or shareholders, as applicable, of the Debtor or Reorganized Debtor. To the extent necessary, the Reorganized Debtor shall be vested with authority to execute any document necessary to effectuate such action.

b. Corporate Action as of the Effective Date. The Debtor's organizational documents shall be amended as necessary to satisfy the provisions of the Plan and the Bankruptcy Code. On or immediately after the Effective Date, the Reorganized Debtor, through its officers appointed pursuant to the Plan, Dean Janes as the CEO and Xavier Aguilera as the Chief Financial Officer and Secretary of the Reorganized Debtor, be and hereby authorized and directed to file a certificate of reorganization pursuant to California Corporations Code Sections 1400 and 1401, providing for, among other things, the amendment to the Articles of Incorporation to increase the number of authorized common stock shares to 1,000,000,000 (one billion)(the "Certificate of Reorganization"), substantially in the form attached hereto as Exhibit "1". The Certificate of Reorganization shall be effective without the need for shareholder or director action.

c. After the Effective Date, the Reorganized Debtor may amend and restate its respective new articles of incorporation and by-laws and other constituent documents as permitted by the laws of California and its amended articles of incorporation and by-laws.

4. Vesting of Assets. On the Effective Date, all property of the Debtor's bankruptcy estate shall, including but not limited to the causes of action asserted in the Vuksich Litigation,

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vest in the Reorganized Debtor, free and clear of all claims, liens, encumbrances, and/or interests of any kind other than the rights granted or preserved under the Plan.

5. Enterprise Value of the Debtor's Business. The Plan shall be implemented based on the enterprise value of $4.8 million as of the Effective Date.

6. Cancellation of Existing Securities, Instruments and Agreements. On the Effective Date, all outstanding instruments, securities and agreements representing the Debtor's equity interests, including but without limitation, each outstanding share of Old Common Stock or warrant or option to purchase Old Common Stock, shall be cancelled and extinguished under the Plan and shall be deemed canceled and of no further force or effect, without any further action on the part of the Court or any person. The holders of such canceled instruments, securities, and other documents shall have no rights arising from or relating to such instruments, securities and/or agreements or the cancellation thereof, including but without limitation, standing to derivatively assert causes of action on behalf of the Debtor, except the rights provided pursuant to the Plan.

7. Appointment of Corporate Directors and Officers. As of the Effective Date, the term of the current members of the board of directors of the Debtor shall expire, and the board of directors of the Reorganized Debtor, as well as the officers of the Reorganized Debtor, shall be appointed pursuant to, and as provided by, the Plan, subject to the consent of such proposed director or officer so willing to act. On the Effective Date, the board of directors of the Reorganized Debtor shall consist of five directors, subject to the consent of such proposed directors so willing to act. By this Confirmation Order, Dean Janes, Xavier Aguilera, Raul Carrega, and Sara Qazi are appointed to the board of directors of the Reorganized Debtor. The appointment of Kevin Osterberg to the board of directors is subject to his consent. Furthermore, on the Effective Date, the officers of the Reorganized Debtor shall be: Dean Janes – Chief Executive Officer; Xavier Aguilera – Chief Financial Officer and Secretary; and Haykaz Balian – Vice President of Operations.

8. Payment of Section 507(a) Claims. Except as otherwise set forth in the Plan or in this Order, or as agreed by a party entitled to a distribution, on or as soon as practicable after the

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Effective Date, the Reorganized Debtor shall cause the payments to be made to holders of allowed claims described in Bankruptcy Code Sections 507(a)(2) through 507(a)(8) in accordance with the Plan.

9. Reorganized Debtor as Disbursing Agent. The Reorganized Debtor shall act as the disbursing agent for the purpose of making all distributions provided for under the Plan. The Reorganized Debtor shall serve without bond and shall receive no compensation for distribution services rendered and expenses incurred pursuant to the Plan.

10. Issuance of Shares of the New Common Stock. On the Effective Date, the New Common Stock shall be issued and distributed on behalf of Reorganized Debtor to Classes 3, 4, 5, 8, 10 and 11 in accordance with the Plan. All of the shares of the New Common Stock issued pursuant to the Plan shall be duly authorized, validly issued and fully paid and non-assessable. The New Common Stock shall have voting rights, and the Reorganized Debtor shall not issue non-voting common stock. The issuance of the New Common Stock is authorized without the need for any further corporate action or without any further action by a holder of Claims or Interests.

11. No Fractional Shares. No fractional shares of the New Common Stock shall be distributed and no cash shall be distributed in lieu of such fractional shares. When any distribution pursuant to the Plan on account of an Allowed Claim would otherwise result in the issuance of a number of shares of New Common Stock that is not a whole number, the actual distribution of shares of New Common Stock shall be rounded as follows: (a) fractions of one-half (½) or greater shall be rounded to the next higher whole number and (b) fractions of less than one-half (½) shall be rounded to the next lower whole number with no further payment therefor. The total number of authorized shares of New Common Stock to be distributed to Holders of Allowed Claims shall be adjusted as necessary to account for the foregoing rounding.

12. Exemption from Securities Registration Requirements. Pursuant to section 1145(a)(1) of the Bankruptcy Code, the issuance of the New Common Stock and any other securities issued pursuant to this Plan shall be exempt from any federal or state securities laws registration requirements and shall be deemed to have been made in a public offering.

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13. Equity Incentive Plan. On or after the Effective Date, the Reorganized Debtor may adopt an equity incentive plan providing for the award of up to 15% of the shares of New Common Stock outstanding from time to time, to the Reorganized Debtor's employees, officers, directors and consultants in the form of stock option grants, restricted stock grants or stock awards, as determined by the Reorganized Debtor's board of directors or committee thereof.

14. Transfer Taxes. Pursuant to Section 1146(c) of the Bankruptcy Code, the issuance, transfer, or exchange of a security shall not be taxed under any law imposing a stamp tax, recording tax, transfer tax or similar tax.

15. Post-Confirmation Employment of Professionals. The Reorganized Debtor is authorized to employ, without the approval of this Court, such persons, including professional persons, as it may deem necessary to enable them to perform the functions described in the Plan and this Order, and the costs of such employment and other expenditures arising from and after the Effective Date shall be paid by the Estate without further approval of this Court.

16. Closing of the Case. Once the Estate has been fully administered as referred in Bankruptcy Rule 3022, the Reorganized Debtor shall file a motion with the Court to obtain a final decree to close the Case.

17. Executory Contracts and Unexpired Leases

a. Rejection of All Executory Contracts and Unexpired Leases. Pursuant to Sections 365 and 1123(b)(2) of the Bankruptcy Code, as of the Effective Date, this Court approves and authorizes (a) the assumption of the Debtor's unexpired lease with respect to its Burbank facility (headquarters) and all of its executory service contracts listed in the Plan; and (b) the rejection of the Claims Exchange Agreements with Cranshire Capital, L.P. and Freestone Advantage Partners, L.P., and each other executory contract or unexpired lease of the Debtor that: (i) has not been previously assumed, assumed and assigned, or rejected, (ii) is not being assumed under the Plan, or (iii) has expired by its own terms before the date of entry of this Order. The listing of a contract or lease by category above shall not constitute an admission by any party that such contract or lease is an executory contract or unexpired lease, or that the Debtor or the Reorganized Debtor have any liability thereunder, nor shall such listing, the absence of an

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objection thereto, or entry of this Order constitute a finding or determination that any such contract or lease is an executory contract or unexpired lease.

b. Bar Date For Rejection Claims. Any claim arising from rejection of an executory contract or unexpired lease which has not been barred by a prior order of this Court, shall be forever barred and shall not be enforceable unless a proof of claim is filed with the Clerk of the Bankruptcy Court within 30 days after the Effective Date.

18. Effectiveness of the Plan; Conditions Precedent. The Plan shall not become effective unless and until the following conditions shall have been satisfied, or waived by the Debtor in its sole and absolute discretion:

a. This Order shall have been entered on the docket of this Court for at least fourteen (14) days (as calculated in accordance with Bankruptcy Rule 9006(a));

b. There shall be no stay of this Order in effect, and this Order shall not be subject to any appeal or rehearing; and

c. Five (5) business days pass following 18a and b above.

19. Retention of Jurisdiction and Miscellaneous Matters. Notwithstanding the entry of this Order or the occurrence of the Effective Date, this Court shall retain jurisdiction over the Case and any of the proceedings related to the Case pursuant to Section 1142 of the Bankruptcy Code and 28 U.S.C. § 1334 to the fullest extent permitted by the Bankruptcy Code and other applicable law, including, without limitation, such jurisdiction as is necessary to ensure that the purpose and intent of the Plan are carried out, provided, however, that this Court shall not have jurisdiction with respect to tax Claims that arise solely after the Effective Date. Without limiting the generality of the foregoing, this Court shall retain jurisdiction to do the following:

a. To resolve any and all disputes regarding the operation and interpretation of the Plan, the Confirmation Order, and any and all documents to be executed and delivered pursuant to the Plan;

b. To determine the allowability, classification, or priority of claims and interests upon objection by the Debtor, the Reorganized Debtor, or by other parties in interest with standing to bring such objection or proceeding;

c. To determine the extent, validity and priority of any lien asserted against property of the Debtor or property of the Debtor's estate.

d. To construe and take any action to enforce the Plan, the Confirmation Order, and any other order of the Court, to issue such orders as may be necessary for the implementation, execution, performance, and consummation of the Plan and all matters referred to in the Plan, and to determine all matters that may be pending before the Court in this Case on or before the Effective Date with respect to any person or entity related thereto;

e. To determine (to the extent necessary) any and all applications for allowance of compensation and reimbursement of expenses of professionals for the period on or before the Effective Date;

f. To determine any request for payment of administrative expenses;

g. To determine all applications, motions, adversary proceedings, contested matters, and any other litigated matters instituted during the pendency of this Case whether before, on, or after the Effective Date;

h. To determine such other matters and for such other purposes as may be provided in the Confirmation Order.

i. To modify the Plan under Section 1127 of the Bankruptcy Code;

j. Except as otherwise provided in the Plan or the Confirmation Order, to issue injunctions to take such other actions or make such other orders as may be necessary or appropriate to restrain interference with the Plan or the Confirmation Order, or the execution or implementation by any person or entity of the Plan or the Confirmation Order;

k. To issue such orders in aid of consummation of the Plan or the Confirmation Order, notwithstanding any otherwise applicable non-bankruptcy law, with respect to any person or entity, to the fullest extent authorized by the Bankruptcy Code or Bankruptcy Rules; and

l. To enter a final decree closing this Case.

20. Successors and Assigns. The rights, duties and obligations of any person named or referred to in the Plan shall be binding upon, and shall inure to the benefit of, the successors

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and assigns of such person.

21. Inconsistencies. In the event the terms or provisions of the Plan are inconsistent with the terms and provisions of this Order, this Order shall control.

22. Payment of Statutory Fees. All quarterly fees due and payable to the Office of the United States Trustee pursuant to 28 U.S.C. § 1930(a)(6) shall be duly paid in full on or before the Effective Date, as required by Section 1129(a)(12) of the Bankruptcy Code. The Reorganized Debtor shall be responsible for timely payment of such quarterly fees due and payable after the Effective Date and until the Case is closed, pursuant to 28 U.S.C. § 1930(a)(6), solely with respect to ***any minimum quarterly fees and any*** cash disbursements made under the Plan. After the Effective Date and until the Case is closed, the Reorganized Debtor shall file with the Office of the United States Trustee post-confirmation quarterly status reports and shall make all payments based upon the disbursements shown in such reports, as required by applicable law.

23. Estate Causes of Action. Except to the extent any right of action is expressly and specifically released in connection herewith: (a) any and all estate causes of action accruing to the Debtor or the Estate shall remain assets of and vest in the Reorganized Debtor, whether or not litigation relating thereto is pending on the Effective Date, and whether or not any such causes of action have been listed or referred to herein, the Disclosure Statement, or any other document filed with this Court, and (b) neither the Debtor, the Estate nor the Reorganized Debtor waive, release, relinquish, forfeit, or abandon (nor shall they be estopped or otherwise precluded or impaired from asserting) any cause of action that constitutes property of the Debtor, the Reorganized Debtor or the Debtor's Estate, which includes, but without limitation, the Vuksich Litigation: (i) whether or not such cause of action has been listed or referred to herein, in the Disclosure Statement, or in any other document filed with this Court, (ii) whether or not such cause of action is currently known to the Debtor, and (iii) whether or not a defendant in any litigation relating to such cause of action filed a proof of claim in the Case, filed a notice of appearance or any other pleading or notice in the Case, voted for or against the Plan, or received or retained any consideration thereunder.

24. Effect of Confirmation.

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a. Binding Effect of Confirmation. This Confirmation Order shall bind the Debtor, the Reorganized Debtor, all holders of interests, claims or administrative expense claims and other parties in interest to the provisions of the Plan whether or not the equity interest, claim or administrative expense claim of such holder is impaired under the Plan and whether or not the holder of such interest, claim or administrative expense claim has accepted the Plan.

b. Vuksich Litigation. The Vuksich Litigation, being a shareholder derivative action, consisting solely of derivative causes of action, constitutes property of the Estate and shall revest in the Reorganized Debtor on the Effective Date pursuant to 11 U.S.C. § 1123(b)(3)(B). Furthermore, pursuant to 11 U.S.C. § 1141(d)(1)(B), all rights and interests of the Debtor's pre-confirmation shareholders including Vuksich, which shareholders' rights and interests include the right or standing to derivatively assert causes of action which are property of the Debtor's Estate including but not limited to the Vuksich Litigation, shall terminate upon confirmation of the Plan. Therefore, the plaintiffs in the Vuksich Litigation shall no longer have any right or standing to continue to prosecute the Vuksich Litigation, or to institute a new derivative shareholder action based on any events occurring prior to the confirmation of the Plan.

25. Discharge of Claims. Except as provided in the Plan or this Order, upon confirmation of this Plan and the occurrence of the Effective Date, the Debtor shall be discharged of liabilities for debts incurred before confirmation of the Plan, to the extent provided in 11 U.S.C. § 1141.

26. Injunctions. Except as otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of all claims, interests, and causes of action of any nature whatsoever, including any interest accrued on claims or interests from and after the Petition Date, whether known or unknown, to the maximum extent permitted by law, against, liabilities of, liens on, obligations of, rights against, and interests in, the Debtor or any of its assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such claims and interests, including demands, liabilities and

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causes of action that arose before the Effective Date, and contingent or non-contingent liability on account of representations, actions or omissions occurring on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (a) a proof of claim or interest based upon such debt, right, or interest is filed or deemed filed pursuant to section 501 of the Bankruptcy Code; (b) a claim or interest based upon such claim, debt, right, or interest is allowed pursuant to section 502 of the Bankruptcy Code; or (c) the holder of such a claim or interest has accepted the Plan; but excluding U.S. Securities and Exchange Commission regulatory and enforcement actions for violations of the federal securities laws. Any default by the Debtor with respect to any claim or interest that existed immediately prior to or on account of the filing of the Chapter 11 case shall be deemed ~~cured~~ ***discharged*** on the Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all claims and interests subject to occurring of the Effective Date.

27. Exculpation and Limitation of Liabilities. ***To the full extent provided by 11 U.S.C. 1125, 1141, 1145 and any other applicable law:*** Neither the Debtor, or the Reorganized Debtor in this Case, nor any or their respective present or former members, directors, officers, employees, advisors, attorneys or agents, shall have or incur any liability to any holder of a claim or equity security interest, or any other party in interest, or any of their respective agents, employees, representatives, financial advisors or attorneys, or any of their successors or assigns, for any act or omission in connection with, or relating to, the pursuit of confirmation of the Plan, or the consummation of the Plan as it relates to the issuance of securities provided for in the Plan, except for their willful misconduct, and in all respects shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan or in the context of this Case. No holder of a claim or equity security interest, or any other party in interest, including their respective agents, employees, representatives, financial advisors, or attorneys, shall have any right of action against the Debtor, the Reorganized Debtor, or any of their respective present or former members, directors, officers, employees, advisors, attorneys or agents, for any act or omission in connection with, relating to, or arising out of this Chapter 11 case, the pursuit of

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confirmation of the Plan, or the consummation of the Plan, except for their willful misconduct.

28. Post-Confirmation Modification or Withdrawal of Plan. Following the entry of this Order, the Debtor may apply to this Court, pursuant to Section 1127 of the Bankruptcy Code, to modify, remedy defects or omissions, or to reconcile inconsistencies in the Plan.

29. Post-Confirmation Requirements. ***Subject to issuance of any final decree and closing of this case,*** Within 120 days of the entry of this Order, the Debtor shall file a status report explaining what progress has been made toward consummation of the confirmed Plan. The initial report shall be served on the Limit Notice Parties. Further reports shall be filed every 180 days thereafter and served on the same entities, unless otherwise ordered by the court. A post-confirmation status conference will be held on *October 29*, 2013 at *11:00 a.*m in Courtroom 1545 in the above-referenced Court. The status report shall include at least the following information:

a. A schedule listing for each debt and each class of claims: the total amount required to be paid under the Plan; the amount required to be paid as of the date of the report; the amount actually paid as of the date of the report; and the deficiency, if any, in required payments;

b. A schedule of any and all post-confirmation tax liabilities that have accrued or come due and a detailed explanation of payments thereon;

c. The Reorganized Debtor's projections as to its continuing ability to comply with the terms of the Plan;

d. An estimate of the date for plan consummation and application for final decree; and

e. Any other pertinent information needed to explain the progress toward completion of the confirmed Plan.

Date: July 9, 2013

Neil W. Bason
United States Bankruptcy Judge

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EXHIBIT “1”

**AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
IMAGING3, INC.**

The undersigned certify that:

1. They are the Chief Executive Officer and Secretary, respectively, of Imaging3, Inc., a California corporation and have the power to act on behalf of this Corporation pursuant to the order confirming the Debtor's First Amended Chapter 11 Plan of Reorganization Dated March 5, 2013, As Modified [Bankruptcy Docket No. _____], dated ________, 2013, entered on _______by the United States Bankruptcy Court for the Central District of California case number 2:12-bk-41206-NB, the Hon. Neil W. Bason judge presiding [Bankruptcy Docket No. _____].

2. The Articles of Incorporation of this Corporation are amended and restated to read as follows:

I.

The name of this Corporation is Imaging3, Inc.

II.

The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the Corporations Code of California.

III.

The Corporation is authorized to issue two classes of shares. One class of shares shall be designated as common stock and the total number of common shares which this Corporation is authorized to issue is 1,000,000,000. The other class of shares shall be designated as preferred stock and the total number of preferred shares which this Corporation is authorized to issue is 1,000,000. The preferred stock authorized by these Articles of Incorporation shall be issued in series. The Board of Directors of this Corporation is authorized to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of preferred stock, and within the limitations or restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series, to determine the designation and par value of any series, and to fix the number of shares of any series.

IV.

This Corporation shall not issue non-voting equity securities.

3. In accordance with Section 1400 of the California Corporations Code, provision for making the foregoing amendment and restatement of Articles of Incorporation is contained in the order confirming the Debtor's First Amended Chapter 11 Plan of Reorganization Dated March 5, 2013, As Modified [Bankruptcy Docket No. _____], dated ________, 2013, entered on _______by the United States Bankruptcy Court for the Central District of California case number 2:12-bk-41206-NB, the Hon. Neil W. Bason judge presiding [Bankruptcy Docket No. _____], having jurisdiction over a proceeding for the reorganization of the Corporation in the matter of *In re Imaging3, Inc.*

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Dated: _________, 2013

____
Dean N. Janes, Chief Executive Officer

____
Xavier Aguilera, Secretary

NOTICE OF ENTERED ORDER AND SERVICE LIST

Notice is given by the court that a judgment or order entitled (*specify*):
ORDER CONFIRMING DEBTOR'S FIRST AMENDED CHAPTER 11 PLAN OF REORGANIZATION DATED MARCH 5, 2013, AS MODIFIED was entered on the date indicated as Entered on the first page of this judgment or order and will be served in the manner stated below:

1. **SERVED BY THE COURT VIA NOTICE OF ELECTRONIC FILING (NEF):** Pursuant to controlling General Orders and LBRs, the foregoing document was served on the following persons by the court via NEF and hyperlink to the judgment or order. As of (*date*) June 14, 2013, the following persons are currently on the Electronic Mail Notice List for this bankruptcy case or adversary proceeding to receive NEF transmission at the email addresses stated below.

☒ Service information continued on attached page

2. **SERVED BY THE COURT VIA UNITED STATES MAIL:** A copy of this notice and a true copy of this judgment or order was sent by United States mail, first class, postage prepaid, to the following persons and/or entities at the addresses indicated below:

☐ Service information continued on attached page

3. **TO BE SERVED BY THE LODGING PARTY**: Within 72 hours after receipt of a copy of this judgment or order which bears an Entered stamp, the party lodging the judgment or order will serve a complete copy bearing an Entered stamp by United States mail, overnight mail, facsimile transmission or email and file a proof of service of the entered order on the following persons and/or entities at the addresses, facsimile transmission numbers, and/or email addresses stated below:

☐ Service information continued on attached page

1. SERVED BY THE COURT VIA NOTICE OF ELECTRONIC FILING (NEF):

Brian L Davidoff for the Debtor Imaging3, Inc.	bdavidoff@greenbergglusker.com, jreinglass@greenbergglusker.com; kwoodson@greenbergglusker.com; calendar@greenbergglusker.com; sgaeta@greenbergglusker.com
Nora Demirjian for United States Of America, IRS	Nora.Demirjian@irscounsel.treas.gov
Richard Girgado, Courtesy NEF	rgirgado@counsel.lacounty.gov
Jeffrey A Krieger for the Debtor Imaging3, Inc.	jkrieger@ggfirm.com, kwoodson@greenbergglusker.com; calendar@greenbergglusker.com; pporooshani@greenbergglusker.com
Sandra W Lavigna for U.S.Securities and Exchange Commission	lavignas@sec.gov
Dare Law for the United States Trustee (LA)	dare.law@usdoj.gov
Eric D Olson, Courtesy NEF	eolson@lhlaw.com
Claire E Shin for Debtor Imaging3, Inc.	cshin@greenbergglusker.com, jreinglass@greenbergglusker.com; kwoodson@greenbergglusker.com; calendar@greenbergglusker.com; sgaeta@greenbergglusker.com
United States Trustee (LA)	ustpregion16.la.ecf@usdoj.gov
Paul M Vuksich for Creditor John M. Vuksich	paulvuksich@gmail.com
Jason Wallach for Creditor Gemini Strategies LLC, Inc.	jwallach@gladstonemichel.com